(logo) CHASE

CHASE MANHATTAN MORTGAGE CORPORATION
200 Old Wilson Bridge Road
Worthington, OH 43085-8500
1-800-848-9136 Customer Service
1-800-582-0542 TDD / Text Telephone

Ms Kristen Cronin
Norwest Bank Minnesota, N. A.
Attn: Master Servicing Department
11000 Broken Land Parkway
Columbia, MD 21044

RE: ANNUAL CERTIFICATION

Dear Ms Cronin:

Pursuant to the servicing agreement, the undersigned Officer certifies to the following:

a) All hazard (or mortgage impairment, if applicable) flood or other casualty insurance and primary mortgage guaranty insurance premiums, taxes, ground rents, assessments and other changes have been paid by/in connection with the Mortgaged Properties;

b)       All property inspections have been completed;

c)       Compliance relative to Adjustable Rate Mortgages have been met;

d) Compliance with IRS Foreclosure reporting regulations enacted as IRS Section 6060J by the Deficit Reduction Act, regarding Acquired and/or Abandonment property have been completed;

e)       All  loans  CMMC  services  in  state  that  have  statutes   requiring
         payment of  interest  on  escrow/impound accounts have been  completed;

f) That such officer has confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy, and any other bonds required under the terms of the Servicing Agreement are in full force and effect.

g)       Enclosed is a copy of our most recent independent audit statement.



CERTIFIED BY: /s/ Lucy P. Gambino DATE: March 28, 1997
              Lucy P. Gambino
              Assistant Vice President
              Chase Manhattan Mortgage Corporation
              200 Old Wilson Bridge Road
              Worthington, OH 43085



S:/rishare/offcert.doc